Exhibit 10.7

SUPPORTED RESEARCH AND LICENSE AGREEMENT

This agreement is made and entered into this day of June 24, 2008 (the "Effective Date") by and between New York Medical College (hereinafter referred to as "NYMC"), a body having corporate powers under the State of New York and Applied Vaccine Therapeutics, LLC ( hereinafter referred to as "AVT"), a limited liability company duly organized under the laws of Delaware

WITNESSETH

WHEREAS AVT wishes to fund, and desires that NYMC undertake a research program in the areas of prevention and immunotherapy of cancer, autoimmunity and infectious diseases as further described in the research protocol attached.

WHEREAS NYMC is willing to undertake the Research upon the terms and conditions set forth below; and

WHEREAS NYMC is the owner of certain patent rights (as later defined herein) and licensed Know how relating to the inventions: “Immunogens for the treatment of neoplastic and infectious diseases” and "Expression of prostate specific molecules in BCG as an immunotherapeutic vaccine for prostate cancer" with applications for cancer, autoimmunity and infectious diseases and has the right to grant licenses under said patent rights and licensed Know how.

WHEREAS, NYMC warrants and represents that it is the sole and exclusive owner of all rights, title and interest in and to the inventions and in and to any patent application(s), both foreign and domestic, that are pending and/or may hereafter be filed on the inventions.

WHEREAS, AVT desires to obtain and NYMC desires to grant an exclusive license under any and all patent rights, both foreign and domestic, that may hereafter be sought and/or granted on the inventions granting to AVT the exclusive right to make, use, and/or sell the inventions for all purposes including use in research and in the diagnosis, monitoring, and treatment of human disease; and

WHEREAS, NYMC desires that the inventions be developed, utilized, and commercially exploited to the fullest extent reasonably possible given commercial considerations and desires to grant an exclusive license to AVT in accordance with the terms and conditions hereinafter specified;

NOW, THEREFORE, NYMC and AVT agree as follows:

ARTICLE 1 DEFINITIONS

1.1 The "Effective Date" of this Agreement shall be the date provided hereinabove specifically.

1.2 The "costs of patenting,' as used herein, shall mean attorney's fees, patent fees, drawing costs and any and all other expenses incurred in filing and prosecuting a patent application and in maintaining a patent.

1.3 "NYMC's Patent Rights," as used herein, shall mean any and all patent applications, both domestic and foreign, and any divisions, continuations, continuations in part or reissues arising from, and based upon, any such patent application(s) issuing therefrom, and any reexamined patents and extensions thereof which are filed on the inventions during the period from twelve (12) months before to twelve (12) months after the Effective Date hereof. Such patent applications and patents shall be listed in Appendix I hereto, which shall be updated from time to time by written amendment executed by both parties.

1.4 "Improvement Patent Rights" shall mean any and all U.S. continuation-in-part patent application(s) and foreign equivalents thereof filed by NYMC within one (1) year of the Effective Date which rely for priority upon one or more patent or application comprising NYMC's Patent Rights as defined by the foregoing paragraph, and which applications describe inventions the practice of which necessarily require the practice of the inventions. Improvement inventions" shall mean the inventions covered by such Improvement Patent Rights. Those Improvement Patent Rights for which AVT has timely exercised its option, as defined in Section 6.1.3 herein below, shall be included in NYMC's Patent Rights licensed hereunder, and shall be added to Appendix I by written amendment to this Agreement executed by both parties.

1.5 "AVT's Patent Rights," as used herein, shall mean any and all pending patent applications, both domestic and foreign, and any divisions, continuations, continuations in-part, reexamined extensions or reissues arising from, and based upon, any such patent application(s), and any patent(s) issuing therefrom, and have their costs of patenting paid by AVT.

1.6 "Licensed Product(s)," as used herein, shall mean any composition of matter, product, apparatus, kit, or component part thereof, and any process, procedure, or method whose practice or use is covered by any valid claim or claims included within NYMC's Patent Rights.

1.7 "Covered by," as used herein, means any Licensed Products which, when made, used, practiced, or sold would, but for the license granted to AVT pursuant to this Agreement, constitute an infringement of any valid claim or claims in any granted, unexpired, or judicially-validated claim or claims of NYMC's Patent Rights or of any pending claim in any then-pending but unissued patent application.

1.8 "Sale," as used herein, shall mean the transfer by AVT or AVT's licensee(s) to a third party of custody, possession, or any right of ownership in a Licensed Product in an arm's length transaction. A Sale shall be effective immediately upon said transfer. provided, however, that any transfer of Licensed Product for the purpose of Clinical Trials or other similar uses required for regulatory approval of a Licensed Product shall not be counted as a sale.

1.9 "Net Sales Revenue," as used herein, shall mean the gross receipts, royalties, fees, or other valuable consideration of any kind received by or credited to the benefit of AVT or AVT's licensee(s) for the sale of Licensed Products less the sum of the following
(a) discounts allowed in amounts customary in the trade
(b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;
(c) outbound transportation prepaid or allowed; and
(d) amounts allowed or credited on returns.

1.10 "Know how" shall mean all technology owned, controlled or developed by NYMC which pertains to licensed products, including but not limited to methods (For example but not limited to genes, clones, viruses, plasmids, vectors and cell lines employed therein) for producing and developing organisms(s), or organism(s) per se, licensed products per se and methods for using, discovering, manufacturing, delivering licensed products

1.11 "Inventions" shall mean inventions incorporating the know-how and/or NYMC patent rights as listed in the preamble heretoabove.

ARTICLE 2 RESEARCH

2.1 During the term of this Agreement, NYMC shall use efforts commensurate with other funded projects to perform the Research. Notwithstanding the foregoing, NYMC makes no warranties or representations regarding its ability to achieve, nor shall it be bound hereby to accomplish, any particular research objective or results.

2.2 The Research shall be performed by, and under the supervision, of, Drs. Raj Tiwari and Jan Geliebter, who shall be designated the Principal Investigators (PI's), together with such additional personnel as may be assigned by NYMC working directly under the supervision of the PI's. The support of AVT is to the PI's and is transferable with the PI's. If for any reason Drs. Tiwari or Geliebter are unable to continue to serve as PIs and a successor(s) acceptable to both NYMC and AVT is not available, this Agreement may be terminated as provided in Section 9.4

2.3 One year following the start of this agreement's effective date, AVT shall commence support of Research at NYMC at a minimum of $400,000 per year for four years. However, NYMC may submit to AVT at any time, and AVT may in its sole discretion approve in writing, a revised budget or budgets requesting additional funds. If in any one year period, AVT does not provide NYMC with a minimum of $400,000, NYMC shall have the right to terminate the agreement. Should this occur within the first year, NYMC shall reimburse AVT for its patent costs to date.

2.4  The support of AVT to the PIs for research on its behalf is investigator driven and is transferable with the PIs as per federal grant transfer rules and regulations.

2.5 The Indirect costs that AVT agrees to pay to NYMC in addition to the Direct cost of research is 30% and it is agreed upon that all costs for charges that NYMC facilities incurs will be identical to NYMC charges to its research investigators funded by federal grants.

All checks shall be made payable to New York Medical College, shall include reference to the Principal investigator and his department, and shall be sent to:

New York Medical College
Office of Research Administration Administration Building
Valhalla, NY 10595
Attention: Ms. Catharine Crea

ARTICLE 3 GRANT

3.1 NYMC hereby grants to AVT a worldwide exclusive license including the right to sublicense under NYMC's Patent Rights and Licensed Know-how to make, use, and sell Licensed Products covered by NYMC's Patent Rights with applications to cancer, autoimmunity and  infectious diseases.

3.2. All sublicenses shall include all the rights and obligations due NYMC that are contained in this Agreement.

3.3 AVT shall forward to NYMC a copy of each and any sublicense agreement upon execution by the parties.

3.4 Upon termination of this Agreement pursuant to Article 9, AVT shall provide NYMC with a complete listing of all sublicenses then in effect, and any sublicensee thereunder may elect to have its sublicense converted into a direct license with NYMC by advising NYMC, in writing, within sixty (60) days of receipt of notice of such termination, of the sublicensee's election and agreement to assume in respect to NYMC all obligations contained in its sublicense agreement with AVT.

3.5 NYMC reserves unto itself the personal right to make, have made, use, and publish Licensed Products and licensed Know-how for purposes of scholarly research by or on behalf of NYMC and; these uses shall not be for any commercial purposes.  NYMC shall receive no remuneration of any kind whatsoever and shall not supply Licensed Products to any third parties or customers of AVT without permission of AVT. NYMC further agrees to notify AVT of any information to be publicly disseminated by NYMC relating to Licensed Products and Licensed Know-how at least ninety (90) days prior to any such public dissemination so that AVT can take any steps deemed necessary by it to preserve domestic and/or foreign patent rights.

ARTICLE 4 COMPENSATION-ROYALTIES

4.1 For the right, privileges, and license granted hereunder, AVT shall pay royalties to NYMC in the manner hereinafter provided to the end of the term of NYMC's Patent Rights or until this Agreement shall be terminated.

4.1.1 AVT shall pay a License Issue Fee of Thirty Thousand Dollars ($30,000.00), said License Issue Fee shall be deemed earned and due thirty (30) days upon execution by both parties of the present agreement.

4.1.2 AVT shall not receive from sublicensees or from customers anything of value in lieu of cash payments or equities as consideration for any sublicense under this Agreement, without the express written permission of NYMC, which shall not be unreasonably withheld.

4.1.3 In the case of sublicensees any and all royalty and non-royalty income (e.g. license issue fees, minimum annual royalties, etc.) shall be included within the calculation of Net Sales Revenue for the purpose of calculating royalty and non-royalty payments to NYMC.

4.1.4 AVT shall pay royalties to NYMC in an amount equal to a percentage of Net Sales Revenue of the Licensed Products according to the following schedule for diagnostic products:

Royalty Rate	Net Sales of Licensed Products

3%	$0-$20,000,000
2%	$20,000,001 - $50,000,000
1%	>$50,000,000

4.1.5 AVT shall pay royalties to NYMC in an amount equal to a percentage or Net Sales Revenues of the Licensed Products according to the following schedule of Therapeutic Products

Royalty Rate	Net Sales of Licensed Products

1%	$0-$20,000,000
2%	$20,000,001 - $50,000,000
3%	>$50,000,000

4.1.6 In addition to Running Royalties, seventeen and one half percent (17.5%) of any payments, including but not limited to, sublicense issue fees, royalties from sublicenses, maintenance fees or similar charges received from sublicensees in consideration for the Licensed Products and licensed processes or the right to make, use lease, provide, transfer or sell the Licensed processes shall be payable to NYMC.

4.2  In the event AVT receives any form of consideration other than cash or cash equivalent, from a customer, sublicense, joint venture or otherwise (the “Non-Cash Consideration”), NYMC shall have the right to elect cash or in-kind payment by AVT, provided, however, that if the Non-Cash Consideration is restricted or not saleable for a period of time and NYMC elects cash rather than in-kind payment by AVT, NYMC agrees to accept a promissory note that would be payable in cash when the Non-Cash Consideration becomes unrestricted and saleable.

ARTICLE 5 RECORD KEEPING AND REPORTS

5.l  AVT agrees to keep accurate records in sufficient detail to enable the royalties payable by AVT to NYMC hereunder to be determined, and agrees to permit said records to be examined from time to time during the life of this Agreement, and for one (1) year after the expiration and termination thereof, by an independent auditor or independent public accountant acceptable to AVT and NYMC at reasonable intervals, during normal business hours, and to the extent necessary to verify the reports and payments required hereunder.

5.2 AVT agrees that any sublicense agreement pertaining to the Research Program shall require that the sublicensee keep records comparable to those detailed in paragraph 5.2, submit Reports to AVT comparable to those reports detailed in paragraph 5.3 and that these records shall be accessible to authorized representatives of both AVT and NYMC at reasonable intervals, during normal business hours, and to the extent necessary to verify the reports and payments required hereunder.

5.3 AVT agrees to furnish NYMC with written Reports transmitted via certified mail to NYMC at NYMC's business address within two (2) months of the termination of each calendar half-year; i.e., such written reports shall be due on or before August 31 and the last day of February of each calendar year, setting forth separately, by model number or other identifying designation, the total number of Licensed Products theretofore made and sold hereunder during the preceding calendar half-year and the royalties due thereon. Each such Report shall be accompanied by a copy of any sublicensee's report received subsequent to AVT's prior report and prior to AVT's current Report. Each such report shall be signed by an authorized representative of AVT accompanied with a remittance covering the royalties then due. The first such report shall be submitted to NYMC on or before that time period and shall cover the period from the Effective Date of this Agreement.

5.4 In the event that AVT's royalties calculated for any semiannual period are in error by greater than minus twenty-five (-25%), the costs of any audit and review initiated by NYMC will be borne by AVT; otherwise, NYMC shall bear the costs of any audit initiated by NYMC.

ARTICLE 6 PATENT  RIGHTS

6.1 NYMC shall at all times retain the right to file any and all patent applications, both foreign and domestic, wherein NYMC's employee(s) (or other persons under obligation to assign to NYMC) is (are) the inventor(s) on application, using patent counsel of NYMC's choice. Any such patent applications and patents issuing therefrom shall be assigned to NYMC. Such applications filed during the period from twelve (12) months before to twelve (12) months after the Effective Date hereof, and patents issuing therefrom, shall be included among NYMC's Patent Rights.

6.2.1 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the patent rights shall be the responsibility of AVT, whether such fees and costs were incurred before or after the date of this Agreement. AVT will reimburse NYMC for all such expenses upon receipt of invoices from NYMC provided that NYMC shall furnish to AVT copies of documents relevant to any such cost of patenting.

6.2.2 For any patent applications filed after the Effective Date, AVT shall have the option of selecting patent counsel for preparing, filing, prosecuting and maintaining any and all patents.

6.2.3 NYMC shall at all times retain the right to file any and all patent applications, both foreign and domestic, wherein NYMC's employee(s)(or other persons under obligation to assign to NYMC) is (are) the inventor(s). For the first (1) year of this Agreement, NYMC shall promptly disclose all improvement inventions to AVT, and AVT shall have a sixty (60) day option to have such applications filed included in the NYMC's Patent Rights licensed hereunder. This option may, at AVT's discretion, be exercised by AVT's written commitment to accept responsibility for all patent matters including optional selection of patent counsel as in 56.11, above. If AVT does not assert its right to select patent counsel, it shall reimburse NYMC for all costs of patenting incurred in filing, prosecution, and maintenance of any such application and maintenance of any patent issuing thereon, including reasonable attorneys' fees.

6.3 In the event that AVT and NYMC jointly develop invention(s) relating to the INVENTIONS including the Improvement Patents, the parties shall promptly inform one another of such joint inventions in writing. As provided by law, each shall own an undivided interest in same. AVT shall have sixty (60) day option to obtain an exclusive license to NYMC's interest in such patent applications and patents. This option may, at AVT's discretion, be exercised by AVT's written commitment to accept full and complete responsibility for all costs of patenting incurred in filing, prosecution, and maintenance of any such application and maintenance of any patent issuing thereon, including reasonable attorney's fees.

6.4 AVT shall promptly notify NYMC in writing if it determines that it will decline to exercise any option granted pursuant to Section 6.3 hereinabove, or that it will not, for any reason, accept or continue to discharge financial responsibility for the filing, prosecution, or maintenance of any domestic or foreign application or patent that is part of the NYMC Patent Rights or would become part of the NYMC Patent Rights if such responsibility were accepted. Such notice shall be given to NYMC at least two (2) months prior to any deadline for filing any response or taking any other action necessary to file, prosecute, or otherwise maintain any such application and/or patent in existence. Upon (i) NYMC's receipt of such notice, or (ii) in the case of an option under Section 6.3 hereinabove, the expiration of the option period specified therein, or (iii) upon AVT's having failed to discharge such responsibility to prosecute or maintain, as evidenced by AVT having failed to make required payments for more than ninety (90) days past the date due, NYMC shall immediately and continuously thereafter have the sole and exclusive right to file, prosecute, and/or maintain any such patent application or patent at its own expense, or not to do so, at its sole discretion. Such applications shall be deleted from the list of licensed NYMC Patent Rights attached as Appendix I hereto (if they have been previously added, and if not, the obligation to so add shall be discharged), and such applications and any patents issuing therefrom shall not be included within the NYMC Patent Rights licensed hereunder. AVT shall thereafter have no rights or interest in same, and NYMC shall be free to license such rights to third parties, without any obligation to AVT whatsoever.

6.5 AVT agrees to cooperate in preparing and prosecuting the applications and in maintaining the patents comprising the NYMC Patent Rights licensed to AVT hereunder. AVT acknowledges that it shall not have any right to direct activities of NYMC's patent counsel, by virtue of its having paid or agreed to pay attorneys' fees, or otherwise; however, NYMC agrees to keep AVT advised regarding such patent prosecution by sending copies to AVT, within thirty (30) days of their generation, of all written communications regarding such prosecution to or from the U.S. Patent Office, and will consider comments and suggestions by AVT with regard to same.

6.6 If, at any time during the term of this Agreement, NYMC elects to abandon any pending patent application or any patent issued thereon, either foreign or domestic, it shall notify AVT of that decision at least two (2) months prior to any deadline for filing any response or taking any other action necessary to maintain any such application and/or patent in existence; and, thereafter, AVT shall have the right and option to take over the sole and exclusive responsibility for the prosecution of any such application and/or the maintenance of any such patent solely at AVT's expense. Such patents and patent applications shall be assigned to AVT and any patent issuing therefore shall not be included for a royalty or other fees under this Agreement.

ARTICLE 7 DUE DILIGENCE

7.1 AVT, during the entire term of this Agreement shall utilize reasonable efforts in proceeding with the development, manufacture, sale, and commercial exploitation of Licensed Products, provided, however, that AVT shall be entitled to exercise prudent business judgment in meeting its reasonable diligence obligations hereunder.

7.2  AVT agrees to keep NYMC fully and promptly informed of its progress on the commercial exploitation of Licensed Products hereunder as per the reporting provisions of Article 5.

7.3. NYMC shall have the right to terminate this agreement if no revenues including research support or royalty income are received in any consecutive 4 year period.

ARTICLE 8 PATENT MARKING

AVT shall mark, and shall require its sublicensee(s) to mark, each Licensed Product made and sold by it or by them with an appropriate patent marking identifying the pendency of any U.S. application and/or any issued U.S. or Canadian patent forming any part of NYMC's Patent Rights.

ARTICLE 9  TERM AND TERMINATION

9 1 This Agreement shall be in force from the Effective Date hereof and shall remain in full force and effect thereafter until the last of NYMC's Patent Rights expires unless sooner terminated in accordance with the provisions set forth herein below

9.2 If no U.S. patent shall issue under NYMC's Patent Rights, and if no application is then pending, then this Agreement may, at AVT's option, be terminated at any time on and after the third (3rd) anniversary of the Effective Date of this Agreement by giving to NYMC ninety (90) days written notice of intent to terminate.

9.3 If, at any time, AVT shall have defaulted in the performance of its obligations hereunder, NYMC may give written notice of such default; and, if such default has not been cured within ninety (90) days after such written notice, this Agreement shall terminate forthwith on the ninety-first (91st) day following the date of such written notice.

9.4 If, at any time, NYMC shall have defaulted in the performance of its obligations hereunder, AVT may give written notice of such default; and, if such default has not been cured within ninety (90) days after such written notice, this Agreement shall terminate forthwith on the ninety-first (91st) day following the date of such written notice.

9.5  AVT may terminate this agreement for any reason upon giving NYMC at least 90(ninety) days written notice.

ARTICLE 10 DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

10.1 In the event of early termination of this Agreement, AVT and its sublicensees shall have the right to use or sell all the Licensed Products on hand at the time of such early termination, provided that AVT shall be obligated to pay to NYMC a royalty on such sales as set forth in this Agreement if, at that time, there remains in existence any of NYMC's Patent Rights covering the transfer of such Licensed Product.

10.2 In the event of termination of this Agreement by virtue of expiration of the last to expire of NYMC's Patent Rights and/or upon any final determination that there then remain no valid, enforceable and infringed NYMC's Patent Rights covering the Licensed Products, then thereafter AVT and its sublicensees shall have the right to make, use, and sell such products without any obligation to pay royalties thereon and/or account to NYMC therefore.

ARTICLE 11 FEDERAL RIGHTS

AVT agrees that it is subject to all applicable terms and conditions of Public Law 96-517, as amended, and AVT acknowledges that the United States Government has certain rights in this inventions under grant 37VGT 401 including a non-exclusive, non-transferable, paid up license hereto granted by NYMC.

ARTICLE 12 PATENT ENFORCEMENT

12.1 In the event AVT becomes aware of an infringement or violation respecting the Licensed Product, AVT shall promptly inform NYMC in writing of such infringement and the parties shall review the advisability of instituting legal action against any such infringement or violation of the Licensed Product. If NYMC does not agree to pursue the infringement or violation in cooperation with AVT within ninety (90) days of such notice, AVT may pursue such infringement or violation on its own behalf and in the name of NYMC (as a nominal party) and NYMC shall cooperate as reasonably requested by AVT.

12.2 The costs and expenses of actions jointly commenced by AVT and NYMC against third parties for infringement of the Licensed Product shall be borne by the parties equally. Provided, however, that NYMC's share of such litigation cost shall be deducted from the royalties payable hereunder, if any, and NYMC shall not be required to pay any amounts exceeding .the total royalties paid or due at the inception of the legal action. Any damages, costs and amounts recovered or received in settlement as a result of the legal action shall first go to reimburse costs and expenses borne by the parties and the remainder shall then be allocated according to the royalty rate in effect at the time of such recovery.

12.3 In the event that AVT elects not to pursue the infringement or violation at its own expense under paragraph 11.1, then NYMC may choose to pursue the infringement of violation at its own expense and NYMC shall be entitled to retain all damages, costs and amounts recovered or received in settlement.

12.4 In the event that AVT elects to pursue the infringement or violation at its own expense when NYMC elects not to proceed jointly as under this Article 11, then AVT shall be entitled to retain all damages, costs and amounts recovered or received in settlement.

12.5 Nothing herein shall obligate either NYMC or AVT to enter into any litigation of any nature whatsoever with regard to the Licensed Product.

12.6 AVT and NYMC hereby agree to cooperate reasonably with each other in any proceeding instituted hereunder. Such litigation shall be controlled by the party bringing suit, except when such suit is brought jointly, in which case AVT shall control.

12.7 If an allegation of infringement against any Licensed Product is brought to the attention of AVT or NYMC, the procedures outlines in 12.1 through 12.4 shall apply. However, should AVT incur such expenses up to fifty (50%) of royalties due NYMC shall be deducted therefrom during the pendency of the litigation.

ARTICLE 13 USE OF NAMES. TRADE NAMES AND TRADEMARKS

Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of a party hereto, including any contraction, abbreviation, or simulation of any of the foregoing, unless the express written permission of the other party has been obtained. The use of the name New York Medical College by AVT is expressly prohibited without prior written approval.

ARTICLE 14 WAIVER

No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

ARTICLE 15 WARRANTIES

15.1 NYMC warrants that it has the lawful right to grant the license set forth herein.

15.2 NYMC makes no express or implied warranties of merchantability or fitness of the Licensed Products for any particular purpose.

15.3 Nothing in this Agreement shall be construed as:

 i)             a warranty or representation by NYMC as to the patentability, validity, or scope of any of NYMC's Patent Rights; except that NYMC warrants that it presently knows of no impediment to the patentability or validity of any of NYMC's Patent Rights.

ii)            a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of proprietary rights of third parties, or

iii)           an obligation to bring or prosecute actions or suits against third parties for infringement

ARTICLE 16  SUCCESSION AND ASSIGNABILITY

16.1 This Agreement and the rights and benefits conferred upon AVT may be assigned, transferred and/or sold by AVT to a third party only with the prior written consent of NYMC, provided that such consent shall not be unreasonably denied.  However, AVT may assign or transfer this Agreement and the rights and benefits hereunder to its successor entity provided that AVT gives at least sixty (60) days prior notice to NYMC of such assignment or transfer to its successor entity, and provided that its successor entity is able to develop, utilize and commercially exploit the invention to the fullest extent reasonably possible given commercial consideration, as determined by AVT.  In the event of an assignment, transfer and/or sale of the license and this agreement to a third party, NYMC shall be entitled to twenty-five (25) percent of any consideration received by AVT from the third party.

16.2 This Agreement may be assigned by NYMC.

16.3 This Agreement shall be binding upon and inure to the benefit of the successors, representatives, and assigns of the parties hereto.

ARTICLE 17 IDEMNITY

17.1 AVT agrees to indemnify, hold harmless, and defend NYMC, its officers, employees, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this Agreement, including, but not limited to, any damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use, or operation of Licensed Products by AVT or its sublicensees or their customers in any manner whatsoever unless due to the gross negligence or willful actions of NYMC.

17.2 However, AVT has no obligation of indemnification for an claims, suits, losses, damages, costs, fees, and expenses resulting from the use of the possession, use or operation of Licensed Products by NYMC under paragraph 2.3.

ARTICLE 18 NOTICES

Any payment, notice, or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be effective on the date of delivery if delivered, in writing, in person or by first class certified mail, with postage prepaid and return receipt requested, to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party:

In the case of AVT: Dr. Abraham Mittelman
405 Tarrytown Road, Suite 1580
White Plains, NY 10607
\
In the case of NYMC: New York Medical College
Valhalla, NY 10595
Attn: Associate Dean for Research Administration

ARTICLE 19  APPLICABLE LAW

This Agreement shall be construed in accordance with, and its performance shall be governed by, the laws of the State of New York.

ARTICLE 20  LAWS AND REGULATIONS

This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York. AVT shall cooperate with NYMC in complying with any applicable state and local laws, regulations and policies governing research.

ARTICLE 21 MISCELLANEOUS

21.1 The headings of the several sections of this Agreement are inserted for convenience and reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

21.2 This Agreement shall not be binding upon the parties until it has been signed by, or on behalf of, each party, in which event it shall be effective as of the Effective Date.

21.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed as aforesaid.

21.4 This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof,

21.5 If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

IN WITNESS WHEREOF, both NYMC and AVT have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective officers hereunto duly authorized, on the day and year hereinafter written.

By:
APPLIED VACCINE THERAPEUTICS, LLC,

/s Abraham Mittelman
Name: Dr. Abraham Mittelman
Title: Manager
Date: 6/24/2008

NEW YORK MEDICAL COLLEGE

/s/ Catherine Crea
Name: Catharine Crea,
Title: Associate Dean
Date: 6/24/2008